EXHIBIT 99.1
ASSURANCEAMERICA CORPORATION ANNOUNCES MAY, 2006 UNAUDITED PRETAX PROFITS INCREASED 120% OVER MAY, 2005
ATLANTA, GEORGIA -— June 27, 2006
Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its unaudited financial results for May 2006 and the five months ended May 31, 2006.
Revenues for the month of May 2006 increased 56% to $4.3 million, compared to $2.8 million for the same month of 2005. Pretax earnings increased 120% for May 2006 to $145,000, compared to $66,000 in May 2005.
Revenues for the five months of 2006 increased 81% to $24.1 million, compared with $13.3 million for the same period of 2005. The Company increased pretax earnings 59% for the first five months of 2006 to $1.6 million, compared with $1.0 million in the same period last year.
Net income for the month of May increased 62% to $0.1 million, compared with $66,000 in the same period of 2005. Net income for the first five months increased 7% to $1.1 million, compared with $1.0 million for the same period of 2005.
Gross Premiums Produced (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 31% from $8.7 million in May 2005 to $11.4 million in May 2006. Gross Premiums Produced were $70.3 million for the five months ended May 31, 2006, compared with $45.1 million for the same period of 2005. Gross Premiums Produced is used by management as the primary measure of the underlying growth of the Company’s revenue streams from period to period.
In announcing May’s and year-to-date results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, “We are happy to achieve a 56% revenue jump over where we were this same month a year ago. We are even happier that bottom line growth of 120% was at a rate more than double the top line’s growth. However, our celebration is curtailed by our understanding that positive P & Ls aren’t guaranteed to be permanent. Failure to focus on the future can be fatal. Thus, we are already back working on results next to be reported.”
AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Alabama, Florida, Georgia, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC). Historical results are not indicative of future performance.
Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renée A. Pinczes
770-952-0200 Ext. 105
770-984-0173 — Fax
RPinczes@aainsco.com